Exhibit 99.1

PERRY ELLIS INTERNATIONAL, INC. REPORTS FISCAL 2005 THIRD

QUARTER EARNINGS OF $0.72 PER SHARE VS. $0.18 PER SHARE FOR

LAST YEAR’S THIRD QUARTER EARNINGS

MIAMI - November 22, 2004 - Perry Ellis International, Inc. (NASDAQ: PERY) today reported total revenue for the third quarter ended October 31, 2004 of $160.7 million, compared to $159.5 million reported for the same period last year. For the nine months ended October 31, 2004, total revenue was $484.5 million, an increase of $124.0 million, or 34.4%, over the same period last year. As a reminder, year to date results include the addition of net sales and reduction in royalty income from the June 2003 acquisition of Salant Corporation.

Net income for the third quarter was $7.2 million, or $0.72 per fully diluted share, up from $1.7 million, or $0.18 per fully diluted share, from the same period last year. Last year’s fully diluted earnings per share include a charge of $0.51 per fully diluted share for certain note refinancing expenses. For the nine-month period ended October 31, 2004, net income was $12.7 million, or $1.32 per fully diluted share, compared to $4.7 million or $0.58 per fully diluted share, for the same period a year ago ($1.15 per share after excluding the note refinancing costs mentioned above).

George Feldenkreis, Chairman and Chief Executive officer commented: “While overall net shipments for the third quarter were flat with last year, as some of our shipments were postponed to the fourth quarter, our menswear business continues to be very strong and we expect double digit growth in the current fourth quarter compared to last year.”

“Our earnings this quarter were negatively impacted by approximately $0.10 per share from our swimwear business as we realized lower than anticipated margins associated with the final resolution of markdown support and inventory disposition for the 2004 line year. As we have previously indicated, we are taking a number of steps that we believe will position the swimwear business to be a positive contributor to our earnings in our next fiscal year.”

“For fiscal 2005, we expect to report record revenue and net income. Earnings per fully diluted share are projected in the $2.10-$2.20 per fully diluted share range, below our previous guidance of $2.35. This shortfall is primarily due to lower than anticipated swimwear earnings, as well as higher than anticipated fourth quarter logistics costs due to the end of apparel import quotas on January 1, 2005.”

Oscar Feldenkreis, the Company’s President and Chief Operating Officer, added: “We are disappointed with our performance in the swimwear business this year. We believe that the actions we are taking, including a rationalization of our product offering, changes in our sourcing and overhead expense structure and a significant reduction in inventory levels will position us for a profitable swimwear line in fiscal 2006. Our menswear brands especially Perry Ellis®, Original Penguin®, Cubavera®, PING®, and PGA Tour® are achieving record sales and we expect this momentum to continue into next year.”

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories, and fragrances, including dress and casual shirts, golf sportswear, sweaters, dress and casual pants and shorts, jeans wear, active wear and men’s and women’s swimwear to all major levels of retail distribution. The company, through its wholly owned subsidiaries, owns a portfolio of highly recognized brands including Perry Ellis®, Jantzen®, Cubavera®, Munsingwear®, John Henry®, Original Penguin®, Grand Slam®, Natural Issue®, Penguin Sport®, the Havanera Co.®, Axis®, and Tricots St. Raphael®. The company also licenses trademarks from third parties including Nike® and Tommy Hilfiger® for swimwear, PING® and PGA Tour® for golf apparel and Ocean Pacific® for men’s sportswear. Additional information on the company is available at http://www.pery.com.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The actual results of Perry Ellis could differ materially from those expressed or indicated by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, a significant decrease in business from or loss of any of Perry Ellis’ major customers, the effectiveness of Perry Ellis’ planned advertising, marketing and promotional campaigns, the ability of Perry Ellis to contain costs, disruption in the supply chain, general economic conditions, Perry Ellis’ future capital needs and ability to obtain financing, changes in fashion trends and consumer acceptance of both new designs and newly introduced products, ability to predict consumer preferences, anticipated trends and conditions in Perry Ellis’ industry, including future consolidation, the seasonality of Perry Ellis’ swimwear business, termination or non-renewal of any material license agreements to which Perry Ellis is a party, ability to integrate businesses, trademarks, trade names and licenses, including Salant, the level of consumer spending for apparel and other merchandise, exposure to foreign currency risk, possible disruption in commercial activities due to terrorist activity and armed conflict and other factors, including those set forth in Perry Ellis’ filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. Any forward-looking statements speak only as of the day hereof and Perry Ellis disclaims any intent or obligation to update the same.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s, except per share information)

INCOME STATEMENT DATA:

	Three Months Ended October 31,		Nine Months Ended October 31,
	2004	2003	2004	2003
Revenues
Net sales	$154,716	$154,954	$467,869	$343,887
Royalty income	5,989	4,530	16,621	16,641

Total revenues	160,705	159,484	484,490	360,528
Cost of sales	108,192	107,620	331,307	244,017

Gross profit	52,513	51,864	153,183	116,511
Operating expenses
Selling, general and administrative expenses	35,663	35,491	117,064	84,398
Depreciation and amortization	1,685	1,697	4,724	4,222

Total operating expenses	37,348	37,188	121,788	88,620

Operating income	15,165	14,676	31,395	27,891
Costs on early extinguishment of debt	—	7,317	—	7,317
Interest expense	3,621	4,429	10,822	12,783

Income before minority interest and income taxes	11,544	2,930	20,573	7,791
Minority interest	180	214	334	240
Income tax provision	4,179	1,043	7,492	2,884

Net income	$7,185	$1,673	$12,747	$4,667

Net income per share
Basic	$0.76	$0.20	$1.41	$0.63

Diluted	$0.72	$0.18	$1.32	$0.58

Weighted average number of shares outstanding
Basic	9,454	8,407	9,011	7,421
Diluted	10,007	9,181	9,648	8,074

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s)

BALANCE SHEET DATA:

	As of
	October 31, 2004	January 31, 2004
Assets
Current assets:
Cash and cash equivalents	$7,570	$1,011
Accounts receivable, net	123,737	115,678
Inventories, net	95,182	110,910
Deferred income taxes	8,541	9,621
Prepaid income taxes	3,338	5,002
Other current assets	5,152	6,418

Total current assets	243,520	248,640

Property and equipment, net	46,001	39,093
Intangible assets, net	160,885	152,266
Deferred income taxes	17,227	28,591
Other assets	15,953	11,811

Total assets	$483,586	$480,401

Liabilities and stockholders’ equity
Current liabilities:

Accounts payable and accrued expenses	$54,042	$51,734
Unearned revenues	1,020	984
Other current liabilities	3,484	2,991

Total current liabilities	58,546	55,709

Senior subordinated notes payable	151,246	150,454
Senior secured notes payable	59,247	60,389
Senior credit facility	—	34,715
Real estate mortgage	11,600	11,600
Deferred pension obligation	15,390	15,734

Total long term liabilities	237,483	272,892

Total liabilities	296,029	328,601

Minority interest	1,251	917

Stockholders’ equity

Preferred stock	—	—
Common stock	95	85
Additional paid in capital	87,437	66,074
Retained earnings	98,082	85,335
Accumulated other comprehensive income	692	322

Total	186,306	151,816

Common stock in treasury	—	(933)

Total stockholders’ equity	186,306	150,883

Total liabilities and stockholders’ equity	$483,586	$480,401

CONTACT:	Perry Ellis International Inc., Miami Rosemary Trudeau, 305-873-1294 rosemary.trudeau@pery.com